NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

Pacific Sunwear
Gar Jackson
VP Investor Relations
Pacific Sunwear of California, Inc.
714-414-4049

ALLIANCE DATA SIGNS MULTI-YEAR CONTRACT EXTENSION WITH LEADING SPECIALTY RETAILER PACSUN

Continues Private Label Credit Card Services to
Enhance Customer Loyalty

DALLAS, Texas – April 7, 2009 — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed a multi-year contract renewal with Pacific Sunwear of California, Inc. (NASDAQ: PSUN) to continue providing private label credit card services for PacSun.

Headquartered in Anaheim, Calif., PacSun is a leading lifestyle specialty retailer rooted in the youth culture and fashion vibe of Southern California, selling casual apparel with a limited selection of accessories and footwear designed to meet the needs of teens and young adults. PacSun currently operates 932 PacSun stores in 50 states and Puerto Rico. A client of Alliance Data’s since 2000, Pacific Sunwear of California, Inc. recorded fiscal 2008 sales of $1.25 billion.

Under terms of the renewal agreement, Alliance Data will continue providing private label credit card services including account acquisition and activation; receivables funding; card authorization; private label credit card issuance; statement generation; remittance processing; customer service functions; and marketing services to PacSun.

The private label card program delivers value to PacSun customers through a points-based loyalty program. Cardholders earn points that can be redeemed toward future purchases and become eligible for special PacSun sales, promotions and exclusive gift-with-purchase offers only available to PacSun cardholders.

“We are very pleased with Alliance Data’s services and look forward to continuing our partnership in the years to come,” said Mike Henry, chief financial officer, Pacific Sunwear of California, Inc.

“PacSun is a lifestyle brand that has built a loyal customer base with tremendous affinity for the brand,” said Ivan Szeftel, president of Retail Services for Alliance Data. “We’re excited to continue our partnership with PacSun to complement their brand, while providing credit marketing tools that drive customer loyalty. At the same time, we look forward to exploring additional opportunities to evolve the marketing strategy for PacSun’s card program.”

About Pacific Sunwear of California, Inc.

Pacific Sunwear of California, Inc. is a leading lifestyle specialty retailer rooted in the youth culture and fashion vibe of Southern California. The Company sells casual apparel with a limited selection of accessories and footwear designed to meet the needs of teens and young adults. As of January 31, 2009, the Company operated 932 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.

About Alliance Data

Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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